AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                            FRANKLIN ADVISERS, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and FRANKLIN ADVISERS, INC., a California corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 1, 2006 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide sub-investment advisory services to a certain investment portfolio of the JNL Series Trust ("Trust").

     WHEREAS, the parties wish to amend the Agreement in order to add the JNL/Franklin Templeton Global Multisector Bond Fund, pursuant to the appointment of the Sub-Adviser to provide certain sub-investment advisory services to this new fund of the Trust.

     WHEREAS, in order to reflect this fund addition, Schedule A and Schedule B to the Agreement must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1.	Schedule  A  to  the  Agreement  is  hereby  deleted and replaced in its entirety  with  Schedule  A  dated  December  12,  2011,  attached  hereto.

     2.	Schedule  B  to  the  Agreement  is  hereby  deleted and replaced in its entirety  with  Schedule  B  dated  December  12,  2011,  attached  hereto.

     3.	Paragraph  (f)  of Section 3 of the Agreement is deleted and replaced in its  entirety  with  the  following:

     (f) 	will prepare and cause to be filed in a timely manner Form 13F and, if required,  Schedule  13G  or  Schedule  13D,  as  applicable,  with  respect  to securities  held  for  the  account  of  the  Funds subject to the Sub-Adviser's supervision  and  reporting  obligations;

     4.	The  following  shall  be  inserted at the beginning of Section 5 of the
Agreement:

     The Sub-Adviser will place orders pursuant to the Sub-Adviser's investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Adviser. Nothing herein shall preclude the aggregation or "bunching" of orders for the sale or purchase of portfolio securities in a Fund with other funds, separate accounts or other investment vehicles ("accounts") managed, advised or sub-advised by Sub-Adviser. With respect to the allocation of trades, Sub-Adviser shall not favor any account over any other and purchase or sale orders executed contemporaneously shall be allocated in a manner it deems equitable among the accounts involved.

     5.	Section 15 of the Agreement is deleted and replaced in its entirety with the  following:

     Confidential Treatment. It is understood and agreed that information, including, but not limited to, securities selection or recommendations supplied by, or produced by, Sub-Adviser in connection with the performance of its obligations hereunder, the identity of the portfolio holdings of the Fund, systems and processes utilized by the Adviser and the Trust, and nonpublic information related to the Trust and its shareholders (collectively, "Confidential Information") are to be regarded as confidential and for use only as required for the provision of investment management and related services to the Fund. Each party hereto agrees that:

     (i) they each are subject to a duty of confidentiality with respect to the Confidential Information;

     (ii) they each will use the same degree of care to protect the confidentiality of all Confidential Information they receive as they use to protect their own confidential and proprietary information which they do not wish to have published or disseminated, provided, however, in no event will any party use less than a reasonable degree of care to protect any Confidential Information received;

     (iii) except for the purposes of the Fund's investments, they will not trade on Confidential Information received and recognize that adverse consequences may result if the Confidential Information is used for other trading practices;

     (iv) they will not disclose or cause to be disclosed any Confidential Information to any person and unless otherwise provided by this section or otherwise required to provide services to the Fund; and

     (v) except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and Sub-Adviser, the Adviser and the Trust will not disclose the identity of the portfolio holdings of the Fund until it is either filed with the Securities and Exchange Commission or mailed out to shareholders, which filing or mailing shall not be made sooner than 30 days after quarter end in any manner whatsoever except as expressly authorized in this Agreement, except that the top 10 holdings may be disclosed 15 days after month end. In addition, at the end of each quarter, the Adviser may disclose to certain third party data or service providers to the Fund, who have entered into a confidentiality agreement with the Adviser, a list of securities purchased or sold by the Fund during the quarter. Also, the Sub-Adviser may report the identity of the portfolio holdings of the Fund to certain entities that provide services to the Sub-Adviser, provided that there is a confidentiality agreement between the Sub-Adviser and any such entity.

     Each party agrees to immediately notify the other party if they learn of any use of the Confidential Information by the other party's employees, agents or clients for purpose(s) other than as provided in this section or as required for investment advisory services or administrative services to the Fund, or that would otherwise violate this section. In the event that a party receives a request, demand, order or requisition requiring the disclosure of Confidential Information from any judicial, governmental or regulatory body, they shall promptly (and, to the extent possible, prior to disclosing any Confidential Information) notify the other party of such request, demand, order or requisition. In the event that a party is unable to obtain a protective order or other remedy to prevent the disclosure of any or all of the Confidential
Information, the other party agrees to furnish only that portion of the Confidential Information which they are legally required to provide. Each party acknowledges that damages alone would not be an adequate remedy of any breach of the provisions in this section and, accordingly, without prejudice to any and all other rights or remedies, each party acknowledges that the other party and its affiliates or any other entity to which the Confidential Information pertains shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this section.

     6.	The  following  new  paragraph  21  shall  be  added  to  the Agreement:

     No Claims Filing. Sub Adviser shall not be expected or required to take any action with respect to legal proceedings (including, without limitation, class action lawsuits, governmental or regulatory victim funds, and bankruptcy proceedings) involving securities presently or formerly held in a Fund, or the issuers of such securities or related parties.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of October 5, 2011, effective as of December 12, 2011.

JACKSON NATIONAL ASSET
MANAGEMENT, LLC

By: /s/ Mark D. Nerud
Name:  Mark D. Nerud
Title: President and CEO
Date:September 22, 2011

FRANKLIN ADVISERS, INC.

By: /s/ Edward B. Jamieson
Name:Edward B. Jamieson
Title: President
Date: October 5, 2011


                                   SCHEDULE A
                               DECEMBER 12, 2011
                                    (Funds)


                       JNL/Franklin Templeton Income Fund


              JNL/Franklin Templeton Global Multisector Bond Fund



                                   SCHEDULE B
                               DECEMBER 12, 2011
                                 (Compensation)


                       JNL/Franklin Templeton Income Fund


AVERAGE DAILY NET ASSETS                                            ANNUAL RATE*

$0 to $50 Million                                                   0.625%
$50 Million to $200 Million                                         0.465%
$200 Million to $500 Million                                        0.375%
Amounts over $500 Million                                           0.350%

* For purposes of determining the monthly sub-advisory fee rate pursuant to this Schedule B, the assets of the JNL/Franklin Templeton Income Fund shall be aggregated with the assets of the JNL/Franklin Templeton Global Growth Fund. Such aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of the JNL/Franklin Templeton Income Fund to determine the monthly sub-advisory fee. Such aggregation of assets shall not be applied to the actual assets of the JNL/Franklin Templeton Global Growth Fund to determine the monthly sub-advisory fee rate for that fund, which is governed by the Investment
Sub-Advisory  Agreement  for  that  Fund.


              JNL/Franklin Templeton Global Multisector Bond Fund


AVERAGE DAILY NET ASSETS                                             ANNUAL RATE

$0 to $100 Million                                                   0.45%
$100 Million to $250 Million                                         0.40%
$250 Million to $500 Million                                         0.38%
$500 Million to $750 Million                                         0.37%
Amounts over $750 Million                                            0.36%